Exhibit 99.1

NET1 ANNOUNCES SHARE REPURCHASE AUTHORIZATION

Johannesburg, May 17, 2007 – NET 1 UEPS Technologies, Inc. (“Net1” or “the Company”) (NASDAQ: UEPS) announced today that its Board of Directors has authorized the repurchase of up to $50 million of the Company's common stock at any time and from time to time through June 30, 2008.

The share repurchase authorization will be used in management’s discretion, subject to limitations imposed by SEC Rule 10b-18 and other legal requirements and subject to price and any other internal limitations that may be established by the Board from time to time. Repurchases will be funded from the Company’s available cash. Share repurchases may be made through open market purchases, privately negotiated transactions, or both. There can be no assurance that the Company will purchase any shares or any particular number of shares.

The authorization may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, liquidity and other factors that management deems appropriate.

As of May 17, 2007 Net1 had a total of approximately 56.9 million shares of common stock and special convertible preferred stock issued and outstanding.

About Net1 (www.net1ueps.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

The Company also focuses on the development and provision of secure transaction technology, solutions and services. The Company’s core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. These technologies form the cornerstones of the “trusted transactions” environment of Prism Holding Limited, a South African based subsidiary of the Company, and provide the Company with the building blocks for developing secure end-to-end payment solutions.

Contact:

Net 1 UEPS Technologies, Inc.
William Espley
Net1 Investor Relations
(604) 484-8750 or Toll Free: 1-866-412-NET1 (6381)
www.net1ueps.com